Free Writing Prospectus Dated September 25, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132201

Toyota Motor Credit Corporation
Summary Terms for Issuance
September 25, 2007

ISSUER:			Toyota Motor Credit Corporation
SECURITY:		Medium Term Note
RATINGS:		Aaa/AAA
NOTIONAL:		$100,000,000

TRADE DATE:		09/25/2007
SETTLEMENT DATE:	09/28/2007 (T+3)
MATURITY DATE:		09/29/2008
COUPON:			PRIME - 267 basis points

COUPON PAY DATES:	December 29, 2007 (1st Coupon Date,
			then quarterly on the 29th
			thereafter or on the next good
			business day, and on the Maturity
			Date (subject to following convention).

INTEREST DETERMINATION
DATE:			Daily, each business day


INTEREST RATE CUTOFF:	2 Business days prior to coupon pay date


BUSINESS DAY CONVENTION: New York

DAY COUNT BASIS:	Actual/360

BUSINESS DAY CONVENTION: Following, adjusted

PRICE TO PUBLIC:	100%

DENOMINATIONS:		$1,000 by $1,000

GROSS SPREAD:		1 basis point


PRICE TO ISSUER:	99.99%

PRINCIPAL TO ISSUER:	$99,990,000

CUSIP:			89233PK88

SOLE AGENT:		Banc of America Securities LLC
BAS DTC:		#773

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com. Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.
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